SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                 Amendment No. 2

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934



                             VELOCITY EXPRESS CORP.
                                (Name of Issuer)

                     COMMON STOCK PAR VALUE $0.004 PER SHARE
                         (Title of Class of Securities)

                                    92257T707
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 2 OF 14


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charter Oak Partners
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [X]
                                                                (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Connecticut
--------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                       0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                       370,214
OWNED BY          --------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                        0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                       370,214
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       370,214
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       10.6%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 3 OF 14


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charter Oak Partners II, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [X]
                                                                (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                       0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                       51,416
OWNED BY          --------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                       0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                       51,416
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       51,416
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       1.5%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 4 OF 14


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fine Partners, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [X]
                                                                (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Connecticut
--------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                       0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                       421,630
OWNED BY          --------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                       0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                       421,630
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       421,630
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       12.1%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 5 OF 14


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charter Oak Management GP LLC
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [X]
                                                                (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
--------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                       0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                       449,233
OWNED BY          --------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                       0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                       449,233
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       449,233
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       12.9%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 6 OF 14


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charter Oak Managers, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [X]
                                                                (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                       0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                       27,603
OWNED BY          --------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                       0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                       27,603
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       27,603
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       0.8%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 7 OF 14


--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jerrold Fine
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [X]
                                                                (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
--------------------------------------------------------------------------------

NUMBER OF         (5)  SOLE VOTING POWER
                                       0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)  SHARED VOTING POWER
                                       449,233
OWNED BY          --------------------------------------------------------------

EACH              (7)  SOLE DISPOSITIVE POWER
                                       0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)  SHARED DISPOSITIVE POWER
                                       449,233
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       449,233
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                [ ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                       12.9%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 8 OF 14


ITEM 1(a).  NAME OF ISSUER:


Velocity Express Corp. (the "Company")


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            One Morningside Drive North
            Building B, Suite 300
            Westport, CT 06880

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by:

                  (i) Charter Oak Partners, a Connecticut limited partnership ("COP"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

                  (ii) Charter Oak Partners II, L.P., a Delaware limited partnership ("COP II"), with respect to the shares of Common Stock directly owned by it;

                  (iii) Fine Partners, L.P., a Connecticut limited partnership ("Fine Partners"), which serves as a general partner and Managing Partner of COP and COP II, with respect to shares of Common Stock directly owned by COP and COP II;

                  (iv) Charter Oak Management GP LLC, a Delaware limited liability company ("Charter Oak Management"), which serves as general partner of COP, COP II and Charter Oak Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands ("Charter Oak Master"), with respect to shares of Common Stock directly owned by COP, COP II and Charter Oak Master;

                  (v) Charter Oak Managers, L.P., a Delaware limited partnership ("Charter Oak Managers"), which serves as investment manager to Charter Oak Offshore Fund, an exempted company organized under the laws of the Cayman Islands ("Charter Oak Offshore"), with respect to shares of Common Stock owned by Charter Oak Offshore through its interest in Charter Oak Master; and

                  (vi) Jerrold Fine ("Mr. Fine"), who serves as the general partner of Fine Partners, the senior managing member of Charter Oak Management, and the managing member of the general partner of Charter Oak Managers, with respect to shares of Common Stock directly or indirectly owned by COP, COP II, Charter Oak Master and Charter Oak Offshore.

                  The foregoing persons are hereinafter collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 9 OF 14


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is 10 Wright Street, 2nd Floor, Suite 210, Westport, Connecticut 06881.

ITEM 2(c).  CITIZENSHIP:

         COP and Fine Partners are Connecticut limited partnerships. COP II and Charter Oak Managers are Delaware limited partnerships. Charter Oak Management is a Delaware limited liability company. Mr. Fine is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         Common Stock par value $0.004 per share ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:

         92257T707

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940:  see Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with Rule
                          13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section 3(b) of the
                          Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         A. COP

              (a) Amount beneficially owned: 370,214

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 10 OF 14


              (b) Percent of class: 10.6%. The percentages used herein and in the rest of Item 4 are calculated based upon approximately 3,489,663 shares of Common Stock, which consists of 3,409,488 shares of Common Stock issued and outstanding, as reflected in the Company's Form 10-Q filed on November 12, 2008, as well as 68,951 and 11,224 additional shares of Common Stock that would be held by COP and COP II, respectively, pursuant to an exercise of their Series N Convertible Preferred Stock.

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 370,214

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        370,214

         B. COP II

              (a) Amount beneficially owned: 51,416

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 51,416

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        51,416

         C. Fine Partners

              (a) Amount beneficially owned: 421,630

              (b) Percent of class: 12.1 %

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 421,630

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        421,630

         D. Charter Oak Management
              (a) Amount beneficially owned: 449,233

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 11 OF 14



              (b) Percent of class: 12.9%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 449,233

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        449,233

         E. Charter Oak Managers

              (a) Amount beneficially owned: 27,603

              (b) Percent of class: 0.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 27,603

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        27,603

         F. Mr. Fine

              (a) Amount beneficially owned: 449,233

              (b) Percent of class: 12.9%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 449,233

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        449,233

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 12 OF 14


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 13 OF 14


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2009
                                       /s/ Jerrold N. Fine
                                       -----------------------------------------
                                       Jerrold N. Fine, individually, and as
                                       senior managing member of Charter Oak
                                       Management GP LLC, for itself and as the
                                       general partner of Charter Oak Partners,
                                       Charter Oak Partners II, L.P. and Charter
                                       Oak Master Fund L.P., as the general
                                       partner of Fine Partners, L.P., for
                                       itself and as Managing Partner of Charter
                                       Oak Partners and Charter Oak Partners II,
                                       L.P., and as managing member of the
                                       general partner of Charter Oak Managers,
                                       L.P., for itself and as investment
                                       manager to Charter Oak Offshore Fund.

Schedule 13G/A
CUSIP No. 92257T707                                             PAGE 14 OF 14


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 10, 2009              /s/ Jerrold N. Fine
                                       -----------------------------------------
                                       Jerrold N. Fine, individually, and as
                                       senior managing member of Charter Oak
                                       Management GP LLC, for itself and as the
                                       general partner of Charter Oak Partners,
                                       Charter Oak Partners II, L.P. and Charter
                                       Oak Master Fund L.P., as the general
                                       partner of Fine Partners, L.P., for
                                       itself and as Managing Partner of Charter
                                       Oak Partners and Charter Oak Partners II,
                                       L.P., and as managing member of the
                                       general partner of Charter Oak Managers,
                                       L.P., for itself and as investment
                                       manager to Charter Oak Offshore Fund.